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Robert Half International Inc. and Subsidiaries
Computation of Earnings Per Share
(In thousands, except per share amounts)

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
                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                 -------------------------
                                                    2000           1999
                                                 -----------   -----------

Net Income                                       $   43,380    $   35,310

Basic:
     Weighted average shares                         88,566        91,267
                                                 ===========   ===========


Diluted:
     Weighted average shares                         88,566        91,267
     Common stock equivalents-Stock options(A)        2,913         2,390
                                                 -----------   -----------

     Diluted shares outstanding                      91,479        93,657
                                                 ===========   ===========

Net Income Per Share:
     Basic                                       $     0.49    $     0.39
     Diluted                                     $     0.47    $     0.38

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